SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 12, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

EGAN-JONES SUPPORTS ALL THREE SARISSA CAPITAL NOMINEES FOR INNOVIVA BOARD

************

All three proxy governance firms support Sarissa Capital

and recommend Innoviva shareholders VOTE ON THE GOLD CARD

All three proxy governance firms recommend that shareholders

VOTE AGAINST Innoviva’s executive compensation

Greenwich, CT, April 12, 2017 – Sarissa Capital Management LP announced today that Egan-Jones, an influential independent proxy voting and corporate governance advisory firm, announced its support for all three Sarissa nominees to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) at its 2017 annual meeting to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia.

•	Egan-Jones recommends that Innoviva shareholders VOTE ON THE GOLD CARD FOR GEORGE BICKERSTAFF, JULES HAIMOVITZ and ODYSSEAS KOSTAS

•	Egan-Jones recommends that shareholders VOTE AGAINST INNOVIVA’S EXECUTIVE COMPENSATION

With the added support of Egan-Jones, all three independent proxy voting and corporate governance firms support Sarissa nominees and agree that Innoviva is in need of change. We urge shareholders to read the important analysis set forth in the Egan-Jones report.

Egan-Jones is justifiably critical of non-management directors – Barbara Duncan, Catherine J. Friedman, Patrick G. LePore, Paul A. Pepe, James L. Tyree and William H. Waltrip. Egan-Jones states:

“We believe that the independent directors fell short in their fiduciary duties in the process of Sarissa’s dialogue with Innoviva. As shown in the Background to the Solicitation, we believe that the CEO consciously blocked the Sarissa’s initiatives as shown by his attendance with the independent directors in the whole solicitation process.” [Emphasis Added]

Egan-Jones is particularly critical of the NomGov Committee – former chairman Paul A. Pepe and members Patrick G. LePore, James L. Tyree and William H. Waltrip. We have said all along that Innoviva was not interested in constructive dialogue and was attempting to mislead shareholders by suggesting otherwise. Egan-Jones notes that the NomGov Committee refused to engage with Sarissa:

“We believe that the Company’s corporate governance practices are flawed in particular how the Nominating Committee scouted for new directors. We believe that the Board’s Nominating Committee failed to follow the due process in screening the candidates for directors and intentionally rejected Sarissa’s attempts to engage in a dialogue as shown by lack of meetings to discuss the qualifications of the nominees.” [Emphasis Added]

Egan-Jones agrees that our nominees – George Bickerstaff, Jules Haimovitz and Odysseas Kostas – can help fix problems at Innoviva. These qualified nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management, and will work hard to do so at Innoviva. In supporting each of Bickerstaff, Haimovitz and Kostas, Egan-Jones states:

“We believe that the proposed new members of the Board will fix the Company’s culture in misallocating its capital as evidenced by Innoviva’s operating expenses of approximately $25 million per year, or $1.8 million per employee versus excessive employee pay of nearly $14 million per year, or $1 million per employee.” [Emphasis Added]

Egan-Jones further notes:

“We believe that the proposed new members of the Board will bring new perspectives in fair compensation practices, policies and procedures that are centered on a competitive pay-for-performance culture and strongly aligned with the long-term interest of its shareholders.” [Emphasis Added]

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS INNOVIVA’S SPENDING AND COMPENSATION SO EXORBITANT?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us fix the problems at Innoviva. If you want to follow the recommendations of ISS, Glass Lewis and Egan-Jones and vote for Sarissa nominees YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD. PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card or by voting by phone or internet.

If you have any questions regarding your GOLD proxy card or need assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP Melinda Zech 203-302-2330	D.F. King & Co., Inc. Edward McCarthy or Peter Aymar 212-269-5550

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.